                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-46930


                            SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED MAY 17, 2001)
                            PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 30, 2002

          GOALs(SM) Equity Linked Notes

        UBS AG $ --
         -- % GOALS LINKED TO NASDAQ-100 SHARES(SM) DUE JUNE  -- , 2003

           Issuer:                        UBS AG

           Maturity Date:                 June  -- , 2003
           Coupon:                        -- % per annum (set on the trade date), payable
                                          semi-annually.
           Linked Security:               Nasdaq-100 Shares(SM).
           Initial Price:                 $ -- (the closing price of Nasdaq-100 Shares on the trade
                                          date), subject to antidilution adjustments.

           Payment at Maturity:           Your payment at maturity for each Note you hold will depend on the closing price of Nasdaq-100 Shares on the third
                                          business day before the maturity date (the "determination
                                          date"). As a result, we will pay you either:
                                          +  $1,000, if the closing price of Nasdaq-100 Shares is AT
                                          OR ABOVE the initial price,
                                          or
                                          +   -- NASDAQ-100 SHARES, if the closing price of Nasdaq-100
                                          Shares is BELOW the initial price. (Fractional shares will be paid in cash.)
                                          YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF NASDAQ-100
                                          SHARES CLOSE BELOW THE INITIAL PRICE PER SHARE OF $ -- ON
                                          THE DETERMINATION DATE.
           Listing:                       UBS AG intends to apply to list the Notes on the American
                                          Stock Exchange under the symbol "GQL.A".
           Booking Branch:                UBS AG, Jersey Branch

        SEE "RISK FACTORS" BEGINNING ON PAGE S-5 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                                            Underwriting    Proceeds to
                                         Price to Public      Discount        UBS AG
           Per Note
           Total

        UBS WARBURG                    UBS PAINEWEBBER INC.

        Prospectus Supplement dated June  -- , 2002
                                                                  [UBS LOGO]

Prospectus Supplement Summary

The following is a summary of terms of the Notes, as well as a discussion of things you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

This section summarizes the following aspects of the Notes:

+  WHAT are the Notes and HOW do they work?

+  What are some of the RISKS of the Notes?

+  IS THIS THE RIGHT INVESTMENT FOR YOU?

+  What are the TAX CONSEQUENCES?

+  How do the Notes PERFORM AT MATURITY?

WHAT ARE THE NOTES AND HOW DO THEY WORK?

+ RETURN PROFILE--The Notes are issued by UBS and the return on the Notes is linked to the performance of Nasdaq-100 Shares.

+ COUPON--We will pay you -- % per annum (set on the trade date), payable semi-annually in arrears, regardless of how Nasdaq-100 Shares perform.

+ RETURN AT MATURITY--At maturity, your payment per Note will depend on the closing price of Nasdaq-100 Shares on the third business day before the maturity date (the "determination date"). We will pay you either:

     $1,000, if the closing price of Nasdaq-100 Shares is AT OR ABOVE the initial price,

     or

      -- NASDAQ-100 SHARES, if the closing price of Nasdaq-100 Shares is BELOW the initial price. (Fractional shares will be paid in cash.)

     If your payment is in Nasdaq-100 Shares, the number of Nasdaq-100 Shares you will receive for each $1,000 principal amount of your Notes will be calculated on the trade date by dividing $1,000 by the initial price of Nasdaq-100 Shares (subject to antidilution adjustments). The Nasdaq-100 Shares delivered to you will have a market value less than 100% of the principal amount of your Notes. You may lose some or all of your principal.

+ EXCHANGE LISTING--UBS intends to apply to list the Notes on the American Stock Exchange under the symbol "GQL.A".

SEE "HOW DO THE NOTES PERFORM AT MATURITY?" ON PAGE S-3 AND "SPECIFIC TERMS OF THE NOTES" ON PAGE S-15.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-5.

+ MARKET RISKS--The Notes are exposed to the same downside price risk as Nasdaq-100 Shares. If Nasdaq-100 Shares close below the initial price of $ -- (subject to antidilution adjustments) on the determination date, you could lose some or all of your principal. If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses. Also, the Notes do not have the same price appreciation potential as

   Nasdaq-100 Shares because, at maturity, even if the value of Nasdaq-100 Shares has appreciated, the value of your Notes will not exceed their principal amount.

+ LIQUIDITY--There may be little or no secondary market for the Notes. While UBS Warburg LLC and other affiliates of UBS intend to make a market in the Notes, they are not required to do so and may stop making any such market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

IS THIS THE RIGHT INVESTMENT FOR YOU?

The Notes may be the right investment for you if:

+ You believe that Nasdaq-100 Shares will close at or above the initial price of $ -- (subject to antidilution adjustments) on the determination date.

+  You are prepared to hold the Notes until maturity.

The Notes may not be the right investment for you if:

+ You are not willing to accept the risks of owning equities in general and Nasdaq-100 Shares in particular.

+ You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

+  You seek an investment for which there will be an active secondary market.

+  You are not prepared to hold the Notes until maturity.

WHAT ARE THE TAX CONSEQUENCES?

The terms of the Notes require (in the absence of an administrative or judicial ruling to the contrary) that you treat your Notes for tax purposes as consisting of two components:

1) A non-contingent debt instrument issued by us; and

2) A put option on Nasdaq-100 Shares which you sold to us on the trade date as part of your initial investment in the Notes.

Under this tax treatment, the interest paid ( -- % coupon) is divided into two components for tax purposes, the debt component of -- % and the option premium component of -- %:

1) DEBT COMPONENT--The interest on the debt component is taxed as ordinary income in the year it is received or accrued depending on your method of accounting for tax purposes.

2) OPTION PREMIUM COMPONENT--The option premium component is generally not taxed until sale or maturity. At maturity, the option premium component is taxed:

   - as a short-term capital gain if principal is repaid in cash, or

   - as a reduction of the cost basis if shares are delivered

The United States federal income tax consequences of your investment in the Notes are uncertain. In the opinion of our counsel, Sullivan & Cromwell, it is reasonable to treat your Notes as described above, but it would also be reasonable to treat your Notes as a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. BECAUSE OF THIS UNCERTAINTY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-26.

HOW DO THE NOTES PERFORM AT MATURITY?

EXAMPLES
 ASSUMPTIONS:
--------------------------------------------------------------------------------

 Initial price of Nasdaq-100 Shares:     $30
 Principal amount of Notes:              $1,000
 Fixed number of Nasdaq-100 Shares*:     33.33     $1,000 / $30 initial price
 Coupon:                                 10%       per annum, paid semi-annually
 Semi-annual coupon payment:             $50       ($1,000 X 10%) / 2
 *THE FIXED NUMBER OF NASDAQ-100 SHARES HAS BEEN ROUNDED TO 33.33 FOR EASE OF ANALYSIS.

 EXAMPLE 1--NASDAQ-100 SHARES CLOSE AT $36 ON THE DETERMINATION DATE

 RETURN CALCULATION
 Since the final stock price of $36 is above the initial price of $30 on the determination date, an investor receives a total of $1,100 in cash which includes:

 +  100% of your principal amount =      $1,000.00
 +  Two $50 coupon payments =            $  100.00
                                         ---------
 TOTAL:                                  $1,100.00    10% RETURN ON INVESTMENT

 EXAMPLE 2--NASDAQ-100 SHARES CLOSE AT $30 ON THE DETERMINATION DATE

 RETURN CALCULATION
 Since the final stock price of $30 is equal to the initial price of $30 on the determination date, an investor receives a total of $1,100 in cash which includes:

 +  100% of your principal amount =      $1,000.00
 +  Two $50 coupon payments =            $  100.00
                                         ---------
 TOTAL:                                  $1,100.00    10% RETURN ON INVESTMENT

 EXAMPLE 3--NASDAQ-100 SHARES CLOSE AT $24 ON THE DETERMINATION DATE

 RETURN CALCULATION
 Since the final stock price of $24 is below the initial price of $30 on the determination date, an investor receives 33.33 Nasdaq-100 Shares with a market value of $799.92 and $100 in total coupon payments:

 +  Market value of 33.33 Nasdaq-100
    Shares delivered =                   $  799.92    33.33 Shares X $24 market value per Share
 +  Two $50 coupon payments =            $  100.00
                                         ---------
 TOTAL:                                  $  899.92    -10% RETURN ON INVESTMENT

HYPOTHETICAL PERFORMANCE OF THE NOTES VS. NASDAQ-100 SHARES AT MATURITY

 Stock:                                  Nasdaq-100 Shares
 Initial price of Nasdaq-100 Shares:     $30
 Stock performance:                      100% to -100%
 Annual coupon on the Notes:             10%
 Term of the Notes:                      1 year
 Annual dividend yield:                  0%

STOCK PERFORMANCE               GOALS PERFORMANCE
-----------------  --------------------------------------------
                                       TWO
                   GOALS PAYMENT   SEMI-ANNUAL           1 YEAR
 STOCK      %      OR STOCK PRICE     COUPON             TOTAL
 PRICE    CHANGE    AT MATURITY    PAYMENTS (1)  TOTAL   RETURN
-----------------  --------------------------------------------
$60.00    100.0%       $30.00         $3.00      $33.00   10.0%
$57.00     90.0%       $30.00         $3.00      $33.00   10.0%
$54.00     80.0%       $30.00         $3.00      $33.00   10.0%
$51.00     70.0%       $30.00         $3.00      $33.00   10.0%
$48.00     60.0%       $30.00         $3.00      $33.00   10.0%
$45.00     50.0%       $30.00         $3.00      $33.00   10.0%
$42.00     40.0%       $30.00         $3.00      $33.00   10.0%
$39.00     30.0%       $30.00         $3.00      $33.00   10.0%
$36.00     20.0%       $30.00         $3.00      $33.00   10.0%
$33.00     10.0%       $30.00         $3.00      $33.00   10.0%
-----------------      ----------------------------------------
$30.00      0.0%       $30.00         $3.00      $33.00   10.0%
-----------------      ----------------------------------------
$27.00    -10.0%       $27.00         $3.00      $30.00    0.0%
$24.00    -20.0%       $24.00         $3.00      $27.00  -10.0%
$21.00    -30.0%       $21.00         $3.00      $24.00  -20.0%
$18.00    -40.0%       $18.00         $3.00      $21.00  -30.0%
$15.00    -50.0%       $15.00         $3.00      $18.00  -40.0%
$12.00    -60.0%       $12.00         $3.00      $15.00  -50.0%
$9.00     -70.0%        $9.00         $3.00      $12.00  -60.0%
$6.00     -80.0%        $6.00         $3.00       $9.00  -70.0%
$3.00     -90.0%        $3.00         $3.00       $6.00  -80.0%
$0.00    -100.0%        $0.00         $3.00       $3.00  -90.0%

(1) The reinvestment rate is assumed to be 0%. A positive reinvestment rate would increase the total return of the Notes relative to the total return of the underlying stock.

[Return Profile at Maturity Line Graph]

--------------------------------------------------------------------------------

Risk Factors

The return on the Notes is linked to the performance of the Index. Investing in the Notes is NOT equivalent to investing directly in the Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL

The Notes combine features of equity and debt. The Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if Nasdaq-100 Shares close on the determination date below the initial price. In that event, we will pay you at maturity -- Nasdaq-100 Shares per $1,000 principal amount of your Notes with a market value less than 100% of the principal amount of your Notes. ACCORDINGLY, YOU MAY LOSE SOME OR ALL OF THE AMOUNT THAT YOU INVEST IN THE NOTES. See "How do the Notes perform at maturity?" on page S-3.

YOU WILL NOT BENEFIT FROM ANY APPRECIATION IN NASDAQ-100 SHARES ABOVE THE INITIAL PRICE

The maximum you can receive on your Notes (excluding semi-annual coupon payments) is $1,000 per $1,000 principal amount of your Notes. If Nasdaq-100 Shares close on the determination date at or above the initial price (subject to antidilution adjustments), you will not receive Nasdaq-100 Shares or any other asset with the market value of Nasdaq-100 Shares. Instead, you will receive a cash payment at maturity equal to 100% of the principal amount of your Notes, regardless of how high above the initial price Nasdaq-100 Shares close. If the closing price of Nasdaq-100 Shares on the determination date is lower than the initial price, you will receive a fixed number of Nasdaq-100 Shares with a market value less than 100% of the principal amount of your Notes. Fractional shares will be paid in cash. The calculation agent will calculate the amount you will receive at maturity of the Notes by reference to the closing price of Nasdaq-100 Shares on the determination date. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PRINCIPAL AMOUNT AT MATURITY GREATER THAN 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

RISKS YOU SHOULD CONSIDER RELATING TO NASDAQ-100 SHARES

Although Nasdaq-100 Shares are designed to provide investment results that generally correspond to the price and yield performance of Nasdaq-100 Index(R), there is no assurance that the performance of Nasdaq-100 Index can be fully matched because of expenses and other factors associated with the unit investment trust that holds shares of the companies in Nasdaq-100 Index (the "Trust").

Holders of Nasdaq-100 Shares are subject to risks similar to those of holders of other stock portfolios. One primary consideration is that if the general level of stock prices declines, it is likely that the value of each Nasdaq-100 Share will also decline because each Nasdaq-100 Share represents an interest in a broad based stock portfolio. Each Nasdaq-100 Share is also subject to the risks specific to the performance of a few individual component securities that currently represent a highly concentrated weighting in Nasdaq-100 Index (e.g., Microsoft Corporation and Intel Corporation represented 11.1% and 7.3%, respectively, on May 30, 2002).

Over time, the composition and weighting of the securities held in the Trust will be adjusted to conform to changes in the composition and weighting of Nasdaq-100 Index. The Trust will incur transaction costs and other expenses as a result of these adjustments. Furthermore, the Trust will realize capital gains or losses from the sale of securities due to these adjustments.

RISK FACTORS
--------------------------------------------------------------------------------

CHANGES THAT AFFECT THE NASDAQ-100 INDEX WILL AFFECT THE MARKET PRICE OF NASDAQ-100 SHARES, THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY

The policies of The Nasdaq Stock Market, Inc. or any of its affiliates ("Nasdaq") concerning the calculation of the Nasdaq-100 Index will affect the level of the Nasdaq-100 Index, and therefore, will affect the market price of Nasdaq-100 Shares, the market value of the Notes and the amount payable at maturity. If Nasdaq discontinues or suspends calculation or publication of the Nasdaq-100 Index, or if the Trust that holds shares of companies in the Nasdaq-100 Index is terminated, it may become difficult to determine the market price of Nasdaq-100 Shares, the market value of the Notes or the amount payable at maturity. The occurrence of any of these events may result in a market disruption event, in which case the calculation agent will determine the closing price of Nasdaq-100 Shares on the determination date in its sole discretion, as described in greater detail at "Specific Terms of the Notes--Market Disruption Event". The calculation agent's determination of the closing price of Nasdaq-100 Shares on the determination date will affect the amount you will receive at maturity.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. Although we intend to apply to list the Notes on the American Stock Exchange, it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Warburg LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Warburg LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the determination date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the market price of Nasdaq-100 Shares on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

- the frequency and magnitude of changes in the market price of Nasdaq-100 Shares and the Nasdaq-100 Index (volatility)

- the dividend rate paid on Nasdaq-100 Shares (while not paid to holders of the Notes, dividend payments on Nasdaq-100 Shares may influence the market price of Nasdaq-100 Shares and the market value of options on Nasdaq-100 Shares and therefore affect the market value of the Notes)

- supply and demand for the Notes, including inventory positions with the specialist (if the Notes are listed), UBS Warburg LLC or any other market maker

- economic, financial, political, regulatory, or judicial events that affect stock markets generally, which may also affect the market price of Nasdaq-100 Shares

- interest and yield rates in the market

- the time remaining to the maturity of the Notes

RISK FACTORS
--------------------------------------------------------------------------------

- the creditworthiness of UBS

While it is possible that the Notes could trade above their principal amount prior to maturity, the likelihood of such an increase is limited by market factors and the fact that the amount payable at maturity will not exceed 100% of the principal amount of the Notes. Even if the Notes did trade above their principal amount prior to maturity, the only way to realize such a market premium would be to sell your Notes in a secondary market transaction, if such a transaction were available.

Moreover, if you sell your Notes prior to maturity, you may have to sell them at a substantial discount from their principal amount if the market price of Nasdaq-100 Shares is at, below, or not sufficiently above the initial price.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section above, "Supplemental Tax Considerations" below, and the sections "U.S. Tax Considerations" and "Tax Considerations Under The Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

IF THE MARKET PRICE OF NASDAQ-100 SHARES CHANGES, THE MARKET VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER

Owning the Notes is not the same as owning Nasdaq-100 Shares. Accordingly, changes in the market price of Nasdaq-100 Shares may not result in a comparable change in the market value of the Notes. If the market price of Nasdaq-100 Shares increases above the initial price, the market value of the Notes may not increase. It is also possible for the market price of Nasdaq-100 Shares to increase moderately while the market value of the Notes declines.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN NASDAQ-100 SHARES, FUTURES OR OPTIONS OR OTHER DERIVATIVE PRODUCTS ON NASDAQ-100 SHARES OR THE NASDAQ-100 INDEX, MAY IMPAIR THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging," we or one or more affiliates may hedge our obligations under the Notes by purchasing Nasdaq-100 Shares, futures or options on Nasdaq-100 Shares or the Nasdaq-100 Index or other derivative instruments with returns linked or related to changes in the performance of Nasdaq-100 Shares or the Nasdaq-100 Index, and we may adjust these hedges by, among other things, purchasing or selling Nasdaq-100 Shares, futures or options or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Nasdaq-100 Shares and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in Nasdaq-100 Shares and other investments relating to Nasdaq-100 Shares or the Nasdaq-100 Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Nasdaq-100 Shares and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Nasdaq-100 Shares or the Nasdaq-100 Index. By introducing competing products into the marketplace

RISK FACTORS
--------------------------------------------------------------------------------

in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

UBS Warburg LLC and other affiliates of UBS also currently intend to make a secondary market in the Notes. As market makers, trading of the Notes may cause UBS Warburg LLC or other affiliates of UBS to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

The indenture governing the Notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of any Nasdaq-100 Shares acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold Nasdaq-100 Shares for the benefit of holders of the Notes in order to enable the holders to exchange their Notes for Nasdaq-100 Shares under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any Nasdaq-100 Shares that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We or one or more of our affiliates may, at present or in the future, publish research reports on Nasdaq-100 Shares or companies included in the Nasdaq-100 Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of Nasdaq-100 Shares and, therefore, the market value of the Notes.

YOU HAVE NO SHAREHOLDER RIGHTS IN NASDAQ-100 SHARES

As an owner of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of Nasdaq-100 Shares may have.

YOU HAVE LIMITED ANTIDILUTION PROTECTION

UBS Warburg LLC, as calculation agent for the Notes, will adjust the amount payable at maturity by adjusting the initial price (strike price) and the stock redemption amount for certain events affecting Nasdaq-100 Shares, such as stock splits and stock dividends, and certain other actions involving Nasdaq-100 Shares. However, the calculation agent is not required to make an adjustment for every corporate event that can affect Nasdaq-100 Shares. If an event occurs that does not require the calculation agent to adjust the amount of Nasdaq-100 Shares payable at maturity, the market value of the Notes and the amount payable at maturity may be materially and adversely affected. You should refer to "Specific Terms of the Notes--Role of Calculation Agent" on page S-23 for a description of the items that the calculation agent is responsible to determine.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH NASDAQ AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION

We and our affiliates are not affiliated with Nasdaq in any way (except for licensing arrangements) and have no ability to control or predict its actions. Nasdaq is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about Nasdaq-100 Shares or Nasdaq contained in this prospectus supplement. YOU, AS AN INVESTOR IN THE NOTES, SHOULD MAKE YOUR OWN INVESTIGATION INTO NASDAQ-100 SHARES AND NASDAQ.

RISK FACTORS
--------------------------------------------------------------------------------

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent. UBS Warburg LLC will, among other things, decide the amount, if any, of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-23. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting Nasdaq-100 Shares has occurred or is continuing on a day when the calculation agent will determine the closing price of Nasdaq-100 Shares. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE DETERMINATION DATE

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the closing price of Nasdaq-100 Shares on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the determination date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the closing price of Nasdaq-100 Shares is not available on the last possible determination date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the closing price of Nasdaq-100 Shares that would have prevailed in the absence of the market disruption event or such other reason. See "Specific Terms of the Notes--Market Disruption Event" on page S-16.

--------------------------------------------------------------------------------

NASDAQ-100 SHARES

We have obtained all information regarding Nasdaq-100 Shares and the Nasdaq-100 Index contained in this prospectus supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by Nasdaq. Nasdaq has no obligation to continue to publish, and may discontinue publication of, the Nasdaq-100 Index. The consequences of Nasdaq discontinuing publication of the Nasdaq-100 Index are described in "Risk Factors--Changes that affect the Nasdaq-100 Index will affect the market price of Nasdaq-100 Shares, the market value of the Notes and the amount you will receive at maturity" on page S-6. Changes that affect the Nasdaq-100 Index could affect the amount payable on the Notes and their market value. We do not assume any responsibility for the accuracy or completeness of such information.

Nasdaq-100 Shares are "created" by large investors and institutions in block-size "Creation Units" of 50,000 Nasdaq-100 Shares (or multiples of 50,000 shares). Creating 50,000 Nasdaq-100 Shares requires the deposit into the Trust of a portfolio of stocks closely approximating the composition of the Nasdaq-100 Index together, sometimes, with a specified amount of cash.

An investment in Nasdaq-100 Shares is an investment in the Trust. The Trust is sponsored by Nasdaq Financial Products Services, Inc., a wholly-owned subsidiary of The Nasdaq Stock Market, Inc. The trustee is The Bank of New York, and the distributor for Nasdaq-100 Shares is ALPS Mutual Funds Services, Inc.

The Trust is designed to closely track the price and yield performance of the Nasdaq-100 Index. However, the Trust will not be able to replicate exactly the performance of the Nasdaq-100 Index because the total return generated by the securities held in the Trust will be reduced by transaction costs incurred in adjusting the actual balance of the securities and other Trust expenses, whereas such transaction costs and expenses are not included in the calculation of the Nasdaq-100 Index. The portfolio of stocks held by the Trust is not actively managed, which means the Trust does not try to outperform the Nasdaq-100 Index, but rather seeks to track it as closely as possible.

It is also possible that for short periods of time the Trust may not fully replicate the performance of the Nasdaq-100 Index due to the temporary unavailability of certain Nasdaq-100 Index securities in the secondary market or due to other extraordinary circumstances. Such events are unlikely to continue for an extended period of time because the trustee is required to correct such imbalances by means of adjusting the composition of the Trust.

It is also possible that the composition of the Trust may not exactly replicate the composition of the Nasdaq-100 Index if the Trust has to adjust its portfolio holdings in order to continue to qualify as a "regulated investment company" under the Internal Revenue Code. As a result, while the investment objective of the Trust is to provide investment results that generally correspond to the price and yield performance of the Nasdaq-100 Index, there is no assurance that this investment objective can be fully achieved.

THE NASDAQ-100 INDEX

Representing 100 of the largest non-financial U.S. and non-U.S. companies listed on the National Market tier of The Nasdaq Stock Market, the Nasdaq-100 Index reflects Nasdaq's largest companies across major industry groups, including computer hardware and software, telecommunications, retail/ wholesale trade and biotechnology.

The Nasdaq-100 Index is a modified capitalization-weighted index, which is designed to limit domination of the Nasdaq-100 Index by a few large stocks while generally retaining the capitalization ranking of companies.

NASDAQ-100 SHARES
--------------------------------------------------------------------------------

Launched in 1985, the Nasdaq-100 Index represents the largest and most active non-financial domestic and international issues listed on The Nasdaq Stock Market(R) based on market capitalization. The Nasdaq-100 Index is calculated under a modified capitalization weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization weighting while providing enhanced diversification. To accomplish this, Nasdaq reviews the composition of the Nasdaq-100 Index on a quarterly basis and adjusts the weightings of Nasdaq-100 Index components using a proprietary algorithm if certain pre-established weight distribution requirements are not met.

To be eligible for inclusion in the Nasdaq-100 Index, a common security must be traded on the Nasdaq National Market tier of The Nasdaq Stock Market and meet the following criteria:

+  the security must be of a non-financial company;

+  only one class of security per issuer is allowed;

+ the security may not be issued by an issuer currently in bankruptcy proceedings;

+ the security must have average daily trading volume of at least 100,000 shares;

+ the security must have "seasoned" on The Nasdaq Stock Market or another recognized market (generally, a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered);

+ if a security would otherwise qualify to be in the top 25% of the issuers included in the Nasdaq-100 Index by market capitalization, then a one-year "seasoning" criteria would apply;

+ if the security is of a foreign issuer, the company must have a world-wide market value of at least $10 billion, a U.S. market value of at least $4 billion, and average trading volume on The Nasdaq Stock Market of at least 200,000 shares per day;

+  in addition, foreign securities must be eligible for listed-options trading;
   and

+ the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The Nasdaq Stock Market within the next six months.

QUARTER ENDING                                        QUARTERLY HIGH   QUARTERLY LOW    QUARTERLY CLOSE
-------------------------------------------------------------------------------------------------------
 3/31/99............................................     $ 53.63           $48.81           $ 52.47
 6/30/99............................................     $ 57.63           $49.50           $ 57.63
 9/30/99............................................     $ 63.46           $54.13           $ 60.19
12/31/99............................................     $ 92.50           $59.12           $ 91.38
 3/31/00............................................     $117.75           $80.09           $109.50
 6/30/00............................................     $106.63           $74.81           $ 93.44
 9/30/00............................................     $102.63           $86.69           $ 88.75
12/31/00............................................     $ 86.75           $55.73           $ 58.38
 3/31/01............................................     $ 67.77           $38.95           $ 39.15
 6/30/01............................................     $ 51.05           $34.05           $ 45.70
 9/30/01............................................     $ 45.64           $28.19           $ 28.98
12/31/01............................................     $ 42.91           $28.73           $ 38.91
 3/31/02............................................     $ 41.67           $33.48           $ 36.06
 5/30/02*...........................................     $ 36.75           $28.70           $ 30.54

      * High, low and closing prices are for the period starting April 1, 2002 and ending May 30, 2002

------------
      Source: Bloomberg

NASDAQ-100 SHARES
--------------------------------------------------------------------------------

                          BREAKDOWN BY INDUSTRY GROUP
                              OF NASDAQ-100 INDEX*

[BREAKDOWN BY INDUSTRY GROUP PIE CHART]

Semiconductors                                                23.00

Software                                                      22.00

Telecommunications                                            12.00

Biotechnology                                                 10.00

Computers                                                      8.00

Retail                                                         5.00

Internet                                                       4.00

Commercial Services                                            4.00

Media                                                          3.00

Pharmaceuticals                                                3.00

Electronics                                                    2.00

Healthcare-Products                                            1.00

Textiles                                                       1.00

Auto Manufacturers                                             1.00

Packaging & Containers                                         0.50

Electrical Components & Equipment                              0.50

* As of the close of market on May 16, 2002.

------------
SOURCE: BLOOMBERG

We have entered into a non-exclusive license agreement with Nasdaq, which grants us a license in exchange for a fee to use Nasdaq-100 Shares and the Nasdaq-100 Index in connection with the issuance of certain securities, including the Notes.

NASDAQ-100 SHARES
--------------------------------------------------------------------------------

HISTORICAL PERFORMANCE OF THE NASDAQ-100 INDEX

We have included the following graph of the historical performance of the Nasdaq-100 Index for your reference. While Nasdaq-100 Shares do not track the performance of the Nasdaq-100 Index exactly, we expect that the performance of Nasdaq-100 Shares and the Nasdaq-100 Index will be closely correlated. PAST MOVEMENTS OF THE NASDAQ-100 INDEX ARE NOT INDICATIVE OF FUTURE NASDAQ-100 INDEX LEVELS OR THE FUTURE PERFORMANCE OF NASDAQ-100 SHARES.

[HISTORICAL PERFORMANCE OF THE NASDAQ-100 INDEX LINE GRAPH]
SOURCE: BLOOMBERG

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY. As described above, a $1,000 investment in the Notes will pay $1,000 at maturity if the closing price of Nasdaq-100 Shares on the determination date is at or above the initial price of $ -- (subject to antidilution adjustments). If the market price has declined, however, you will receive a number of Nasdaq-100 Shares and the value of your investment will equal the value of the shares you receive at maturity, which could be substantially less than the value of your original investment.

PRIOR TO MATURITY. The market value of the Notes will be affected by a number of interrelated factors including, but not limited to, supply and demand, the market price of Nasdaq-100 Shares, the volatility of Nasdaq-100 Shares and the Nasdaq-100 Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. You should understand that the market value of the Notes is driven by a range of interrelated factors and that while the market price of Nasdaq-100 Shares and the level of the Nasdaq-100 Index are important variables, they cannot be used as the only measures to approximate the value of this investment. You should not use any single variable to approximate the value of this investment.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of Notes We May Offer--Legal Ownership of Notes" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to public and net proceeds to UBS on the front cover relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

The Notes bear interest from June -- , 2002 at a rate of -- % per annum, payable semi-annually in arrears on December -- 2002 and June -- , 2003, which annual interest amount shall be composed of (a) a coupon representing interest at a rate of -- % per annum and (b) a coupon representing an option premium of
 -- % per annum.

PAYMENT AT MATURITY

Your payment at maturity for each Note you hold will depend on the closing price of Nasdaq-100 Shares on the determination date. As a result, we will pay you either:

$1,000, if the closing price of Nasdaq-100 Shares is at or above the initial price,

     or

 -- Nasdaq-100 Shares, if the closing price of Nasdaq-100 Shares is below the initial price. (Fractional shares will be paid in cash.)

If your payment is in Nasdaq-100 Shares, the number of Nasdaq-100 Shares you will receive for each $1,000 principal amount of your Notes will be calculated by the calculation agent on the trade date by dividing $1,000 by the initial price of Nasdaq-100 Shares (subject to antidilution adjustments). The Nasdaq-100 Shares delivered to you will have a market value less than 100% of the principal amount of your Notes.

YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE MARKET PRICE OF NASDAQ-100 SHARES CLOSES BELOW THE INITIAL PRICE OF $ -- ON THE DETERMINATION DATE.

STOCK REDEMPTION AMOUNT

If the payment at maturity is in Nasdaq-100 Shares, the number of shares received for each $1,000 invested in the Notes is referred to as the stock redemption amount. The stock redemption amount is

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

calculated by the calculation agent on the trade date by dividing $1,000 by the initial price of the shares, which is set at the close on the trade date. The stock redemption amount and the initial price (strike price) may change due to stock splits or other corporate actions. See "--Antidilution Adjustments" below.

The closing price of Nasdaq-100 Shares on the trade date is referred to here as the initial price or the strike price.

MATURITY DATE

The maturity date will be June -- , 2003 unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the determination date referred to below, then the maturity date will be the third business day following the determination date. The calculation agent may postpone the determination date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events under "--Market Disruption Event" below.

REGULAR RECORD DATES FOR INTEREST

The regular record date relating to an interest payment date for the Notes will be the business day prior to the interest payment date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 p.m., New York City time, on that day.

DETERMINATION DATE

The determination date will be the third business day prior to June -- , 2003, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than July -- , 2003 or, if July
 -- , 2003 is not a business day, later than the first business day after July -- , 2003.

MARKET DISRUPTION EVENT

As described above, the closing price of the Nasdaq-100 Shares on the determination date will determine whether holders receive cash or Nasdaq-100 Shares at maturity of the Notes. If a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the calculation agent will instead use the closing price on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the determination date be postponed by more than ten business days.

If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the market price of Nasdaq-100 Shares is not available on the last possible determination date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the closing price for Nasdaq-100 Shares that would have prevailed in the absence of the market disruption event or such other reason on the last possible determination date.

Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in Nasdaq-100 Shares or in a material number of securities included in the Nasdaq-100 Index for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

- a suspension, absence or material limitation of trading in option or futures contracts relating to Nasdaq-100 Shares or the Nasdaq-100 Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

- the Nasdaq-100 Index is not published or the Trust is terminated, as determined by the calculation agent in its sole discretion

- the Trust experiences an extraordinary tracking error relative to the performance of the Nasdaq-100 Index, as determined by the calculation agent in its sole discretion or, in any of these events, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

- a decision to permanently discontinue trading in the option or futures contracts relating to Nasdaq-100 Shares or the Nasdaq-100 Index.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to Nasdaq-100 Shares or the Nasdaq-100 Index are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

DELISTING OR SUSPENSION OF TRADING OF NASDAQ-100 SHARES; TERMINATION OF THE
TRUST

If Nasdaq-100 Shares are delisted or trading of Nasdaq-100 Shares is suspended, or the Trust is terminated, and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines in its sole discretion to be comparable to Nasdaq-100 Shares ("successor shares"), then at maturity you may receive successor shares equal to the value of the Nasdaq-100 Shares, if any, you would have otherwise received, as determined by the calculation agent in its sole discretion.

If the successor shares that the calculation agent determines to be comparable to Nasdaq-100 Shares are not listed or approved for trading on a major U.S. exchange or market, at maturity you may receive a number of shares of successor or substitute securities selected by the calculation agent in its sole discretion equal to the value of the Nasdaq-100 Shares, if any, that you would have otherwise received, as determined by the calculation agent in its sole discretion.

If Nasdaq-100 Shares are delisted or trading of Nasdaq-100 Shares is suspended, or the Trust is terminated, and the calculation agent determines in its sole discretion that no successor shares or other successor or substitute securities comparable to Nasdaq-100 Shares exist, at maturity you will receive cash in an amount equal to the value of the Nasdaq-100 Shares, if any, that you would have otherwise received, as determined by the calculation agent in its sole discretion.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

ANTIDILUTION ADJUSTMENTS

As described above, the closing price of Nasdaq-100 Shares on the determination date will determine whether holders receive cash or Nasdaq-100 Shares at maturity of the Notes. The amount of cash payable at maturity of the Notes will be based on the closing price of Nasdaq-100 Shares on the determination date and the stock redemption amount. The stock redemption amount will be the same as the initial stock redemption amount unless the calculation agent adjusts the stock redemption amount as described below. The calculation agent will adjust the strike price (initial price) or the stock redemption amount or both as described below, if an event described below occurs and the calculation agent determines that such event has a diluting or concentrative effect on the theoretical value of Nasdaq-100 Shares.

Below you will find examples of how certain corporate actions and other events may lead to adjustments to the stock redemption amount. In each case where the stock redemption amount changes, the strike price (initial price) will generally also change. Typically, the strike price will be adjusted as follows:

     The calculation agent will adjust the strike price by multiplying the prior strike price by a fraction whose numerator is the prior stock redemption amount and whose denominator is the new stock redemption amount.

New Strike Price  =    Prior Strike Price  X    Prior Stock Redemption Amount
                                                -----------------------------
                                                New Stock Redemption Amount

The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under "Risk Factors--You have limited antidilution protection."

HOW ADJUSTMENTS WILL BE MADE

If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of Nasdaq-100 Shares, the calculation agent will calculate a corresponding adjustment to the strike price or the stock redemption amount or both as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the stock redemption amount for the Notes will be adjusted to double the prior stock redemption amount, and, as a result, the strike price will be reduced proportionately. The calculation agent will also determine the effective date of that adjustment. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the strike price or stock redemption amount or both.

If more than one event requiring adjustment occurs, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the strike price or the stock redemption amount or both for the first event, the calculation agent will adjust the strike price or the stock redemption amount or both for the second event, applying the required adjustment to the strike price and stock redemption amount as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, the calculation agent will not have to adjust the strike price or the stock redemption amount unless the adjustment would result in a change to the strike price or the stock redemption amount of at least 0.1% in the strike price or stock redemption amount that would apply without the adjustment. The strike price and the stock redemption amount resulting from any adjustment will be rounded up or down, as appropriate, to, in the case of the strike price, the nearest

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

cent, and, in the case of the stock redemption amount, the nearest thousandth, with one-half cent and five hundred-thousandths, respectively, being rounded upward.

If an event requiring antidilution adjustment occurs, the calculation agent will make any adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to the Notes, that results solely from that event. The calculation agent may, in its sole discretion, modify any antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about any adjustments it makes upon your written request.

The following events are those that may require an antidilution adjustment:

- a subdivision, consolidation or reclassification of Nasdaq-100 Shares or a free distribution or dividend of any Nasdaq-100 Shares to existing holders of Nasdaq-100 Shares by way of bonus, capitalization or similar issue

-  a distribution or dividend to existing holders of Nasdaq-100 Shares of:

     -  Nasdaq-100 Shares,

     - other share capital or securities granting the right to payment of dividends equally or proportionately with such payments to holders of Nasdaq-100 Shares, or

     - any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent

- the declaration by Nasdaq of an extraordinary or special dividend or other distribution whether in cash or shares of Nasdaq-100 Shares or other assets

- any other similar event that may have a diluting or concentrative effect on the theoretical value of Nasdaq-100 Shares

STOCK SPLITS

A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share is worth less as a result of a stock split.

If Nasdaq-100 Shares are subject to a stock split, then the calculation agent will adjust the stock redemption amount to equal the sum of the prior stock redemption amount--i.e., the stock redemption amount before that adjustment--plus the product of (1) the number of new shares issued in the stock split with respect to one Nasdaq-100 Share and (2) the prior stock redemption amount. The strike price will also be adjusted as discussed above.

REVERSE STOCK SPLITS

A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share is worth more as a result of a reverse stock split.

If Nasdaq-100 Shares are subject to a reverse stock split, then the calculation agent will adjust the stock redemption amount to equal the product of the prior stock redemption amount and the quotient of (1) the number of Nasdaq-100 Shares outstanding immediately after the reverse stock split becomes

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

effective and (2) the number of Nasdaq-100 Shares outstanding immediately before the reverse stock split becomes effective. The strike price will also be adjusted as discussed above.

STOCK DIVIDENDS

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If Nasdaq-100 Shares are subject to a stock dividend payable in Nasdaq-100 Shares, then the calculation agent will adjust the stock redemption amount to equal the sum of the prior stock redemption amount plus the product of (1) the number of shares issued in the stock dividend with respect to one Nasdaq-100 Share and (2) the prior stock redemption amount. The strike price will also be adjusted as discussed above.

OTHER DIVIDENDS AND DISTRIBUTIONS

The stock redemption amount will not be adjusted to reflect dividends or other distributions paid with respect to Nasdaq-100 Shares, other than:

-  stock dividends described above,

- issuances of transferable rights and warrants with respect to Nasdaq-100 Shares as described in "--Transferable Rights and Warrants" below, and

-  extraordinary dividends described below.

A dividend or other distribution with respect to Nasdaq-100 Shares will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for Nasdaq-100 Shares by an amount equal to at least 10% of the closing price of Nasdaq-100 Shares on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which Nasdaq-100 Shares trades without the right to receive that dividend or distribution.

If an extraordinary dividend occurs, the calculation agent will adjust the stock redemption amount to equal the product of (1) the prior stock redemption amount and (2) a fraction, the numerator of which is the closing price of Nasdaq-100 Shares on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

The extraordinary dividend amount with respect to an extraordinary dividend for Nasdaq-100 Shares equals:

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of Nasdaq-100 Shares minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for Nasdaq-100 Shares, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution on Nasdaq-100 Shares that is a dividend payable in Nasdaq-100 Shares that is also an extraordinary dividend, or an issuance of rights or warrants with respect to Nasdaq-100 Shares that is also an extraordinary dividend will result

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

in an adjustment to the stock redemption amount only as described in "--Stock Dividends" above, "--Transferable Rights and Warrants" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS

If Nasdaq issues transferable rights or warrants to all holders of Nasdaq-100 Shares to subscribe for or purchase Nasdaq-100 Shares at an exercise price per share that is less than the closing price of Nasdaq-100 Shares on the business day before the ex-dividend date for issuance, then the stock redemption amount will be adjusted by multiplying the prior stock redemption amount by the following fraction:

- the numerator will be the number of Nasdaq-100 Shares outstanding at the close of business on the day before that ex-dividend date plus the number of additional Nasdaq-100 Shares offered for subscription or purchase under those transferable rights or warrants, and

- the denominator will be the number of Nasdaq-100 Shares outstanding at the close of business on the day before that ex-dividend date plus the product of
   (1) the total number of additional Nasdaq-100 Shares offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

The strike price will also be adjusted as discussed above.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Notes We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the attached prospectus.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Determination Date" above.

ROLE OF CALCULATION AGENT

The calculation agent will make all determinations regarding the value of the Notes at maturity, the closing price of Nasdaq-100 Shares, antidilution adjustments, market disruption events, business days, the default amount (only in the case of a market disruption event) and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the Notes. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of Nasdaq-100 Shares or securities included in or linked to the Nasdaq-100 Index and/or listed and/or over-the-counter options or futures on Nasdaq-100 Shares or the Nasdaq-100 Index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

- acquire or dispose of Nasdaq-100 Shares or securities of companies included in the Nasdaq-100 Index,

- take or dispose of positions in listed or over-the-counter options or futures or other instruments based on Nasdaq-100 Shares or the level of the Nasdaq-100 Index,

- take or dispose of positions in listed or over-the-counter options or futures or other instruments based on the level of other similar market indices, or

- any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the determination date. That step may involve sales or purchases of Nasdaq-100 Shares, listed or over-the-counter options or futures on Nasdaq-100 Shares or listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of the Nasdaq-100 Index or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-5 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF APRIL 30, 2002 (UNAUDITED)                                CHF         USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  166,018   102,392
                                                              -------   -------
  Total Debt................................................  166,018   102,392
Minority Interest(2)........................................    3,963     2,444
Shareholders' Equity........................................   44,856    27,665
                                                              -------   -------
Total capitalization........................................  214,837   132,501
                                                              =======   =======

---------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.616751.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

The following is a general description of certain United States and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell, it would be reasonable to treat your Notes as either (i) an investment unit consisting of a non-contingent debt instrument issued by us to you (the "Debt Portion") and a put option on Nasdaq-100 Shares written by you and purchased by us (the "Put Option") or (ii) a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. The discussion below discusses the United States federal income tax consequences that would be applicable to you under either characterization. The terms of your Notes, however, require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat your Notes for all tax purposes as an investment unit consisting of the Debt Portion and Put Option. In purchasing your Notes, you agree to these terms.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A NOTE ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED ABOVE AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

Treatment as an Investment Unit. If your Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of your Notes would be treated as having been issued for the principal amount of the Notes and that interest payments on the Notes would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. Amounts treated as payment for the Put Option would be deferred and would either be included in income by you upon the maturity, early redemption or sale of your Notes or would reduce the basis of any Nasdaq-100 Shares you receive upon the maturity or early redemption of your Notes. The terms of your Notes require you and us to treat the Debt Portion as paying annual interest of -- % and the Put Option as paying annual payments of
 -- %.

A cash payment of the principal amount of your Notes upon the maturity of your Notes would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the lapse

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph.

A payment in Nasdaq-100 Shares upon the maturity of your Notes would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the exercise by us of the Put Option and your purchase of Nasdaq-100 Shares for an amount equal to the principal amount of your Notes. Your United States federal income tax basis in Nasdaq-100 Shares you receive would equal the principal amount of your Notes less the amount of payments you received for the Put Option and deferred as described in the second preceding paragraph. Your holding period in Nasdaq-100 Shares you receive would begin on the day after you beneficially receive such common stock. If you receive cash in lieu of a fractional share of Nasdaq-100 Shares, you would recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis (determined in the manner described above) in the fractional share.

Upon an early redemption or sale of your Notes for cash or Nasdaq-100 Shares, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the redemption or sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Notes if you are an initial purchaser of your Notes). Except to the extent attributable to accrued but unpaid interest (or, as discussed below with respect to secondary purchasers, accrued market discount) with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period in your Notes is greater than one year. The amount of cash or Nasdaq-100 Shares that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described in the preceding paragraph) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale or early redemption of your Notes is in excess of the amount you receive upon such sale or early redemption, you would likely be treated as having made a payment (to us in the case of an early redemption or to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of your Notes, you would be required to allocate your purchase price for your Notes between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Notes, you would likely be treated for tax purposes as having paid nothing for the Put Option (i.e., your purchase price for the Put Option would be zero) and as having received a payment for obligating yourself under the Put Option (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess. If the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of your Notes, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under "U.S. Tax Considerations--Original Issue Discount--Market Discount" and "U.S. Tax Considerations--Notes Purchased at a Premium" with respect to the Debt Portion. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any Nasdaq-100 Shares you receive upon the exercise of the Put Option.

Example of Tax Treatment as an Investment Unit. The following example is for illustrative purposes only. Assume that you purchased a Note on the initial issuance with an underlying stock issued by a hypothetical XYZ Company at par for $1,000 and will receive a 10% annual coupon. Assume further that the $100 annual coupon consists of an interest payment on the Debt Portion of 3%, or $30, and a payment with respect to the Put Option of 7%, or $70. Under the treatment agreed to, you would include the interest portion of $30 in ordinary income in the year it is received or accrued, depending on your accounting method for tax purposes. Initially, the portion of the coupon attributable to the Put Option ($70) would not be subject to tax.

For a 12-month Note that is not sold prior to maturity, the coupon payments would total $100, $30 of which would be taxed as ordinary interest income in the year it is received or accrued and $70 of which would not be subject to tax until maturity. If the share price of XYZ Company is equal to or higher than the initial stock price of $100 at maturity, you would receive $1,000 cash and recognize a short-term capital gain of $70 (that is, the amount of the payments previously received by you with respect to the Put Option). If the share price of XYZ Company at maturity is below the $100 initial stock price, you would receive 10 shares of XYZ Company stock for your Note (that is, $1,000 principal amount/$100 per share initial price = 10 shares). Your basis in the shares received would be $930, which is the initial purchase price of your Note ($1,000) less the payments previously made to you with respect to the Put Option ($70).

The above example can be summarized as follows:

INITIAL INVESTMENT
Dollars invested in the Note................................  $1,000
Annual coupon...............................................      10%
  Fixed income component of coupon..........................       3%
  Option premium component of coupon........................       7%
Initial stock price of XYZ company..........................    $100
Number of shares received if stock price at maturity has
  declined from the initial price ($1,000 par amount/initial
  stock price of $100 = 10 shares of XYZ common stock)......      10

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

                                                               EVERY     TOTAL FOR
                                                              6 MONTHS   368 DAYS
----------------------------------------------------------------------------------
COUPON PAYMENT
Fixed income component of coupon (taxed as ordinary income
  in year received or accrued)..............................       $15        $30
Option premium component of coupon (tax impact deferred
  until maturity)...........................................       $35        $70
                                                              --------   --------
  Total coupon..............................................       $50       $100
THERE ARE TWO POTENTIAL OUTCOMES AT MATURITY
1) If XYZ common stock is at or above $100 at maturity, then the:
     Investor receives repayment of principal...............               $1,000
     Investor recognizes short term capital gains tax on the
      option premium component of coupon....................                  $70
2) If XYZ common stock is below $100 at maturity, then the:
     Investor receives 10 shares of XYZ common stock the
      market value of which depends on the stock price of
      XYZ company.
     The cost basis of the stock is:
     Initial Investment.....................................               $1,000
     Less: option premium component of coupon...............                 -$70
                                                                         --------
Net cost basis..............................................                 $930

Alternative Characterization. If your Note is properly treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Note and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Note and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Note in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Note.

If your Note is treated as a contingent debt instrument, you would recognize gain or loss upon the sale, early redemption or maturity of your Note in an amount equal to the difference, if any, between the cash or the fair market value of any Nasdaq-100 Shares received at such time and your adjusted United States federal income tax basis in your Note. In general, your adjusted United States federal income tax basis in your Note would equal the amount you paid for your Note, increased by the amount of interest you previously accrued with respect to your Note (in accordance with the comparable yield and the projected payment schedule) and decreased by the amount of interest payments you received with respect to your Note. Any gain recognized by you upon the sale, early redemption or maturity of your Note would be ordinary interest income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your Note, and thereafter, capital loss. Your holding period in any Nasdaq-100 Shares received upon the maturity of your Note would begin on the day after your receipt of Nasdaq-100 Shares.

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SUPPLEMENTAL TAX CONSIDERATIONS
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If your Note is treated as a contingent debt instrument and you purchase your
Note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Note, such excess or discount would not be subject to the generally applicable market discount and amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Note in the secondary market at a price other than the adjusted issue price of your Note, you should consult your tax advisor as to the possible application of such rules to you.

Wash Sale Rules. If you purchase your Note at original issue and you sell Nasdaq-100 Shares prior or subsequent to such purchase, your purchase of a Note will not cause you to be subject to any restriction or limitation with respect to the recognition of loss, if any, for federal income tax purposes upon your sale of Nasdaq-100 Shares. If you are a secondary purchaser of a Note or if you have shorted Nasdaq-100 Shares, you should consult your tax advisor regarding the possible application of the wash sale rules to your sale of Nasdaq-100 Shares prior or subsequent to your purchase of a Note.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory
Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
For private individual investors, the interest paid on the Notes ( -- % coupon) is divided into two components for tax purposes: the debt component of -- %, which will constitute taxable investment income, and the option premium component of -- %, representing the proceeds of the sale of a put option, which will be treated as a tax-free capital gain. Any gains or losses realized upon the sale, redemption or repayment of the Notes will be exempt or non-deductible, respectively, for income tax purposes. Swiss resident investors holding the Notes in their business property, as well as foreign resident investors who hold the Notes through a permanent establishment within Switzerland, must include income received and gains or losses realized in respect of the Notes in their taxable net income.

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ERISA Considerations

We, UBS Warburg LLC, UBS Paine Webber Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, UBS Paine Webber Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, UBS Paine Webber Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the Plan Assets Regulation applicability of the prohibited transaction rules and the applicable exemptions thereto. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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Supplemental Plan of Distribution

UBS has agreed to sell to UBS Warburg LLC and UBS PaineWebber Inc., and UBS Warburg LLC and UBS PaineWebber Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Warburg LLC and UBS PaineWebber Inc., intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Warburg LLC and UBS PaineWebber Inc., may resell Notes to securities dealers at a discount of up to -- % from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Warburg LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-5
Nasdaq-100 Shares.....................  S-10
Valuation of the Notes................  S-14
Specific Terms of the Notes...........  S-15
Use of Proceeds and Hedging...........  S-24
Capitalization of UBS.................  S-25
Supplemental Tax Considerations.......  S-26
ERISA Considerations..................  S-31
Supplemental Plan of Distribution.....  S-32
PROSPECTUS
Prospectus Summary....................     3
Cautionary Note Regarding Forward-
  Looking Information.................     7
Where You Can Find More Information...     8
Incorporation of Information About
  UBS.................................     8
Presentation of Financial
  Information.........................     9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................    10
Capitalization of UBS.................    10
UBS...................................    11
Use of Proceeds.......................    13
Description of Notes We May Offer.....    14
Considerations Relating to Indexed
  Notes...............................    51
Considerations Relating to Notes
  Denominated or Payable In or Linked
  to a Non-U.S. Dollar Currency.......    54
U.S. Tax Considerations...............    57
Tax Considerations Under The Laws of
  Switzerland.........................    68
ERISA Considerations..................    69
Plan of Distribution..................    70
Validity of the Notes.................    72
Experts...............................    72

[UBS AG LOGO]

         GOALs(SM)
         Equity Linked Notes

         UBS AG $ --

         -% GOALS LINKED TO
         NASDAQ-100 SHARES
         DUE JUNE  -- , 2003

         PROSPECTUS SUPPLEMENT

         JUNE  -- , 2002
         (TO PROSPECTUS DATED MAY 17, 2001)

         UBS WARBURG
         UBS PAINEWEBBER INC.